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ASSET PURCHASE AND LICENSE AGREEMENT
THIS ASSET PURCHASE AND LICENSE AGREEMENT (this “Agreement”) is dated March 28, 2016, and is between Smart Kids, LLC, a California limited liability company (“Seller”) and Athena Brands, Inc., a Nevada corporation (“Buyer”).

WHEREAS, the Seller owns the trademark Kids 50 (the “Trademark”) and has licensed the rights to the trademark YoGabbaGabba (“Licensed Mark”) from GabbraCaDabra, LLC under a License Agreement dated May 9, 2012 (the “License Agreement”) (the Trademark and the License Agreement listed on Schedule A and hereinafter referred to as the “Assets”); and

WHEREAS, the Seller desires to (i) license and later sell, and the Buyer desires to license to use with an option to buy, the Trademark and (ii) sublicense the Licensed Mark on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
ARTICLE IILICENSE WITH OPTION TO BUY
1.Agreement to License Trademark. Upon execution of this Agreement, and for a period of eight (8) months thereafter, the Seller agrees to exclusively license to the Buyer, and the Buyer agrees to exclusively license from the Seller all of Seller’s rights, title and interest in and to the Trademark, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever subject to the License Fee set forth below. During the term of the License of the Trademark and if the purchase option is exercised at all times thereafter, Seller shall not use or license the Trademark in any way and Buyer shall have the right to enforce the Trademark as if Buyer owned the Trademark. Seller shall cooperate with Buyer in any action to enforce the Trademark. Buyer shall not take any action that disparages or dilutes the Trademark during the term of the License of the Trademark. Until the option is exercised, Seller shall pay all registration or renewal fees for the Trademarks and continue to maintain the Trademarks.
2.Agreement to Extension of the License Agreement. Seller and Buyer also agree to enter into a Assignment and Extension of the License Agreement in the form of Exhibit A pursuant to which all of Seller’s right, title and interest under the License Agreement will be assigned to Buyer. The final execution of the Assignment and Extension of the License Agreement including the agreement of all necessary third-parties is a pre-requisite for all the terms of this Agreement.
3.Liabilities. The Buyer is not assuming, paying or discharging or in any respect becoming liable for any liability, obligation, commitment or expense of the Seller, except for the $31,750 set forth in the last sentence of this Section 1.3, which represents the reconciliation and payment of the remaining money due to Seller from Avanzar Sales and Distribution, LLC (“Avanzar”). Buyer acknowledges that Avanzar currently holds proceeds from the sale of product of the Seller in the amount of $28,000. Buyer also acknowledges that it will purchase the remaining finished goods of Seller for $3,750. Buyer agrees to pay Seller the aggregate amount of $31,750 payable in six (6) installments of $5,291.67, with the first payment due thirty (30) days from closing and every thirty (30) days thereafter until all 6 installments are paid.
4.Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary (other than stated above), the Buyer shall not assume, pay or discharge, and shall not be liable for, and the Seller shall discharge, as well as indemnify and hold the Buyer harmless from and against, any liability, loss, commitment, obligation or expense of the Seller incident to, or arising out of
(a)    the negotiation and preparation of, or performance under this Agreement or the Assignment and Bill of Sale, including, without limitation, costs incurred in connection with the assignment and sale of the Assets;

(b)    any claims, actions, suits, proceedings, liabilities, fines, penalties, deficiencies or judgments existing on the Closing Date or arising any time thereafter as a result of or in connection with the use of the Trademark or the License Agreement, including, without limitation, the ownership or use of the Trademark by Seller, and the conduct of its business up to and including the Closing Date; or
(c)     any liabilities of any nature whatsoever of the Seller, including, but not limited to, any tax liabilities on account of this Agreement or the operations of the Seller up to and including the Closing Date.
1.5    License Fee for Trademark. The consideration (the “License Fee ”) payable by the Buyer to the Seller for the License of the Trademark shall equal an aggregate of $80,000 of which: (i) $10,000 shall be payable upon execution of this Agreement and $10,000 shall be payable every month thereafter until a total of $80,000 has been paid. At the end of eight months, the License of the Trademark shall expire unless Buyer exercises its right to purchase the Trademark as set forth in Section 1.5.
1.6     Buyer’s Option to Purchase Trademark. If, and only if, all payments of the License Fee are made on time and in full as set forth in Section 1.5, and all payments required of Buyer to Seller are made in full and on time in accordance with Section 1.3, and there are no outstanding payments owed by Buyer to Seller for the Finished Goods or Raw Materials as set forth in Section 1.3, then Buyer shall have the right to purchase the Trademark by issuing Two Million Five Hundred Thousand (2,500,000) shares of Minerco common stock (OTC:MINE) to Seller. If the Buyer properly exercises the option to purchase the Trademark by sending written notice to Seller of its intent to exercise, the Seller shall transfer the Trademark to Seller free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever.
1.7    Bonus. In addition to all other payments due from Buyer to Seller, if Buyer exercises the option to purchase the Trademark as set forth in Section 1.6, then Buyer shall also pay to Seller an additional $50,000 bonus if net revenues exceed $2,000,000 in the eighteen (18) months from and after April 1, 2016. The Bonus is payable in cash but at mutual agreement of parties, it can be paid in stock of Minerco, cash or combination of both.

ARTICLE III
Seller Representations

The Seller represents to the Buyer as of the date of this Agreement and as of the Closing Date as follows:

1.Organization. The Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of California, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted. The Seller is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under this Agreement or (ii) the assets, financial position, or results of operations of the Seller.
2.Authority. The Seller has full power and authority to execute and deliver this Agreement, the Sub-License Agreement and the Assignment and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Sub-License Agreement and the Assignment and performance by the Seller of its obligations hereunder and thereunder have been duly authorized by the members and the managers of the Seller and no other proceedings on the part of the Seller is necessary with respect thereto.
3.Enforceability. This Agreement, the Sub-License Agreement and the Assignment constitute the valid and binding obligations of Seller, except as enforceability is limited by: (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally; or (ii) general principles of equity, whether considered in a proceeding in equity or at law.
4.No Violations. The execution and delivery of this Agreement, the Sub-License Agreement and the Assignment by the Seller and the performance of its obligations hereunder and thereunder do not: (i) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien or encumbrance (“Lien”) on any of the properties or assets of the Seller under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which the Seller is a party or by which any properties or assets of Seller is bound, or (ii) to the contravene, conflict with, or violate any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty or award, decision, injunction, judgment, order, ruling, subpoena, or verdict of any court, arbitral tribunal, administrative agency, or other Governmental Authority (as hereinafter defined) to which the Seller is subject.
5.Consents. The Seller is not required to obtain the approval, ratification, filing, declaration, waiver, consent or other authorization (“Consent”) of any Person, including the Consent of any party to any agreement, contract, obligation, promise, arrangement, or undertaking that is legally binding to which the Seller is party, in connection with execution and delivery of this Agreement, the Sub-License Agreement and the Assignment and performance of its obligations hereunder and thereunder.
6.Capitalization. Thomas Arndt is the majority equity holder of Seller and has authority to execute this Agreement on behalf of shareholder of Seller.
2.7    Assets. The Seller has good and marketable title to all of the Assets, and: (i) the Trademark is not subject to any liens, pledges, charges, encumbrances or encroachments, or to any rights of others of any kind of nature whatsoever; (ii) the Assets do not encroach or infringe on the property or rights of another; and (iii) do not contravene any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law. The Assets do not comprise a substantial portion of Seller’s overall Assets. There are no agreements or arrangements between the Seller on the one hand and any third person which have any effect upon the Seller’s title to or other rights respecting its assets or the Assets. The Buyer will have no liability of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, including, without limitation, any liability for taxes for any period prior to the Closing Date, by reason of its receiving the Assets from the Seller hereunder. Further, and not in limitation of any of the foregoing provisions of this Section 2.7. The Trademark does not infringe upon or misappropriate the intellectual property rights of any third party, nor has Seller received any notice or claim of any such infringement or misappropriation.

(a)    the Seller has the full right and power to transfer the Trademark and assign the License Agreement;

(b)    the Seller has the exclusive right to bring actions for the infringement of, and each has taken all actions and made all applicable applications and filings pursuant to relevant federal, state and local law required to perfect and protect its interest and proprietary rights in the Trademark and the License Agreement;

(c)    the Seller does not have any present or future obligation or requirement to compensate any person with respect to the Trademark or License Agreement, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of its assets; and

(d)    none of the present or former employees of the Seller own directly or indirectly, or has any other right or interest in, in whole or in part, any of the Trademark.

2.8    Compliance with Law. The Seller is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse affect as to the Trademark or the Sub-License Agreement or the License Agreement.

2.9    Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Seller, threatened against or affecting the Assets whether at law or in equity or admiralty or before or by any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign; the Seller is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign related to the Assets. No inquiries have been made directly to the Seller by any governmental agency which might form the basis of any such action, suit, proceeding or investigation.

2.10    Solvency. Immediately after the Closing (i) the Seller expects to be able to pay all creditors in a timely manner; and (ii) no solvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, affecting the Assets or the Seller is pending or is currently being contemplated by Seller or, to the knowledge of Seller, is being threatened against Seller. The Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

2.11    Accredited Investor. The Seller (i) is a sophisticated person with respect to the purchase of the Shares of Minerco; (ii) has adequate information concerning the business and financial condition of Minerco to make an informed decision regarding the sale of the Shares; and (iii) has independently and without reliance upon the Buyer, and based on such information as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Seller has relied upon the Buyer’s express representations, warranties and covenants in this Agreement. Seller is an “accredited investor” and is aware that the shares being acquired by it are subject to restrictions on transfer pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Seller is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

2.12    Brokers. No Person has acted as broker, finder, or investment advisor for the Seller or has entered into any contract with ether or any Affiliate of either to act as such.

ARTICLE IV
ARTICLE VBUYER REPRESENTATIONS
The Buyer represents to the Seller as of the date of this Agreement and as of the Closing Date as follows:
1.Organization and Good Standing. The Buyer is an entity duly organized, validly existing, and in good standing under the laws of the State of Nevada, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted. The Buyer is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state or other jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under this Agreement or (ii) its assets, financial position, or results of operations.
2.Authority. The Buyer has full power and authority to execute and deliver this Agreement, the Sub-License Agreement and the Assignment and to perform its obligations hereunder. Execution and delivery of this Agreement, the Sub-License Agreement and the Assignment by the Buyer and performance by each of its obligations hereunder and thereunder has been duly authorized by the board of directors of the Buyer and no other proceedings on the part of the Buyer is necessary with respect thereto.
3.Enforceability. This Agreement, the Sub-License Agreement and the Assignment constitutes the valid and binding obligation of the Buyer, enforceable in accordance with each of their terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.
4.Consents. The Buyer is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which it is party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.
5.No Violations. Execution and delivery by the Buyer of this Agreement, the Sub-License Agreement and the Assignment and performance of its obligations hereunder and thereunder do not: (i) violate any provision of its organizational documents as currently in effect; (ii) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien on any of it properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound; or (iii) to the Knowledge of Buyer, contravene, conflict with, or violate any law or order to which it is subject.

ARTICLE VI
ARTICLE VIIthe closing
1.Closing. The parties shall hold the closing of the transactions contemplated by this Agreement (the “Closing”) at 10:00 A.M. on December , 2015 or at such other time and place as the parties agree (the date of the Closing, the “Closing Date”).
2.Deliveries by Seller to Buyer. At or before the Closing, the Seller shall deliver to the Buyer the following:
(a)an Assignment substantially in the form annexed hereto as Exhibit B duly executed by the Seller;
(b)resolutions adopted by the members of the Seller authorizing the Seller to execute and deliver this Agreement and the Assignment;
(c)a certificate of the managing member of the Seller that the representations and warranties of the Seller set forth herein are true and correct on and as of the Closing Date as though such representations and warranties were made as of such date;
3.Deliveries by Buyer to Seller. At or before the Closing, the Buyer shall deliver to the Seller the following:
(a)resolutions adopted by the board of directors of the Buyer authorizing the Buyer to execute and deliver this Agreement and the Assignment and to perform its obligations hereunder and thereunder;
(b)    the Sub-License Agreement duly executed by the Buyer;

(c)    a certificate of the President of Buyer that the representations and warranties of the Buyer set forth herein are true and correct on and as of the Closing Date as though such representations and warranties were made as of such date;
(d)     initial payment of Ten Thousand Dollars ($10,000); and
(e)     certificates evidencing Two Million Five Hundred Thousand (2,500,000) shares of Common Stock of Minerco, provided, however, that such shares shall not be delivered until Seller fully transfers the Trademark to the Buyer.
4.4     Conditions to Buyer’s Obligation. The Buyer’s obligation to purchase the Assets shall be subject to satisfaction, on or before the Closing Date, of the following conditions:

(a)     Representations and Warranties Correct; Performance. The representations and warranties of the Seller contained in this Agreement (including the Exhibits and Schedules hereto) in connection with the transactions contemplated by this Agreement shall be true, complete and accurate when made and on and as of the Closing Date as though such representations and warranties were made at and as of such date. The Seller shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing Date.

(b)     Purchase Permitted by Applicable Laws. The purchase of and payment for the Assets to be purchased by the Buyer hereunder shall not be prohibited by any applicable law or governmental regulation.

(c)     Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by the Seller in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to the Buyer, and the Buyer shall have received all such information and such counterpart originals or certified or other copies of such documents as the Buyer may reasonably request.

(d)     No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(e)     Delivery of Documents. Seller shall have delivered, or caused to be delivered, to Buyer the consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by Seller at or before the Closing.

(f)    Approvals and Consents. The Seller shall have obtained all authorizations, consents, rulings, approvals, licenses, franchises, permits and certificates, or exemptions therefrom, by or of all governmental authorities and non-governmental administrative or regulatory agencies having jurisdiction over the parties hereto, this Agreement, the Assets, or the transactions contemplated hereby, including, without limitation, all third parties pursuant to existing agreements or instruments by which the Seller may be bound, which are required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, at no cost or other adverse consequence to the Buyer and all thereof shall be in full force and effect at the time of Closing.

ARTICLE VIII
ARTICLE IXINDEMNIFICATION
1.Indemnity Against Claims.
(a)     The Seller hereby agrees to indemnify and hold Purchaser (the "Indemnified Party"), harmless from and against the following:
(i)Any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Indemnified Party (whether awarded against the Indemnified Party or paid by the Indemnified Party in settlement of a claim as provided in Section 5.2 or otherwise suffered), resulting from the breach of any representation or non-fulfillment of any covenant on the part of the Seller contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by the Seller to Purchaser pursuant hereto;
(ii)Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys' fees) incident to any of the foregoing;
(iii)any liability or cost arising out of the manner in which Seller compensates their employees and other persons who work or have worked for Seller; and
(iv)past taxes (including interest, penalties, etc.) imposed in respect of the income, business, property or operations of Seller, or for which any member of Seller may otherwise be liable for the period up to and including the Closing Date.
(b)    The amount of any loss subject to indemnification hereunder shall be calculated net of any amounts which have been previously recovered by the Indemnified Party under insurance policies or other collateral sources, and the Indemnified Party hereby covenants that it will not release any such collateral sources from any obligations it may have. In the event any such insurance proceeds or other payments are not received before any claim for indemnification is paid pursuant to this Agreement, then the Indemnified Party shall have the right (but not the obligation) to exclusively pursue such collateral sources, provided it does so with reasonable diligence, and in the event it receives any recovery, then the amount of such recovery shall be applied first to reimburse the Indemnified Party for its out of pocket expenses expended in pursuing such recovery, second to refund any payment made which would not have been so paid had such recovery from the collateral source been obtained prior to such payment, and third, any excess to the Indemnified Party.
2.Notice of Claim, Assumption of Defense and Settlement of Claims.
(a)     Any person entitled to indemnification under this Agreement (the “Indemnitee”) shall promptly give notice (an “Indemnification Notice”) in accordance with Section 7.9 hereof to the parties required to provide indemnification (collectively the “Indemnifying Party”) after the Indemnitee shall have knowledge of any demands, claims, actions or causes of action (singly, a “Claim” and hereinafter referred to collectively as “Claims”) which might give rise to a Claim by the Indemnitee against the Indemnifying Party stating the nature and basis of said Claim and amount thereof, to the extent known. A failure to give notice hereunder shall not relieve the Indemnifying Party from any obligation hereunder unless such failure to give notice shall materially and adversely affect the Indemnifying Party's ability to defend the Claim. Each such Indemnification Notice shall specify in reasonable detail the nature and amount of the Claim and shall, to the extent available to the Indemnitee, include such supporting documentation as shall reasonably be necessary to apprise the Indemnifying Party of the facts giving rise to the Claim. After the delivery of an Indemnification Notice certifying that the Indemnitee has incurred or had asserted against it any liabilities, claims, losses, damages, costs or expenses for which indemnity may be sought in accordance with the terms of this Article V (the “Damages”), the Indemnitee shall make a claim in an amount equal to the incurred Damages or asserted Damages, as the case may be (which, in the case of any asserted Damages shall include the Indemnitee's reasonably estimated cost of the defense thereof, hereinafter the “Estimated Defense Costs”). The right to indemnification hereof and the amount or estimated amount thereof, as set forth in such notice, shall be deemed agreed to by each Indemnifying Party unless, within thirty (30) days after the date of such notice (the expiration of such 30-day period being hereinafter referred to as the “Liability Notice Deadline Date”), the Indemnified Parties are notified in writing pursuant to Section 7.9 that such Indemnifying Party disputes the right to indemnification as set forth or estimated in such notice or that he or she elects to defend, in the manner hereinafter provided, the claim of a third party giving rise to such indemnification right. If such Indemnifying Party disputes the right to indemnification as hereinabove provided or elects to defend the claim of the third party, the same shall be deemed determined when finally determined by a court or tribunal from which no appeal is or may be taken or when the defense thereto has been abandoned and if a court or tribunal from which no appeal is or may be taken determines that the Indemnified Party was entitled to indemnification then the Indemnifying Party shall reimburse the Indemnified Party for the amount of Damages sought by such Indemnified Party. In the event the amount of such Damages are not promptly reimbursed by the Indemnifying Party as aforesaid, the amount of such unreimbursed Damages shall accrue interest from the Liability Notice Deadline Date at a rate equal to two percent (2%) above the applicable prime rate of Citibank, N.A.
(b)    With respect to any third party Claims made subsequent to the Closing, the following procedures shall be observed:
(i)    Promptly after delivery of an Indemnification Notice in respect of a Claim, the Indemnified Party may elect, by written notice to the Indemnitee, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnitee and at the sole cost and expense of the Indemnifying Party. In the event the Indemnifying Party elects to assume the defense of any such Claim, it shall not, except as provided in Section 5.2(b)(ii), be liable to the Indemnitee for any legal fees, costs and expenses incurred by the Indemnitee after the date thereof, in connection with such defense. The Indemnitee shall have the right to participate in, but not control the conduct of, any such action through counsel of its own choosing, at its own expense.
(i)Unless and until the Indemnifying Party assumes the defense of the third party Claim as provided in Section 5.2(b)(i), or in the event the Indemnifying Party ceases to conduct such defense, the Indemnified Party may defend against the third party Claim in any manner it reasonably may deem appropriate, at the expense of the Indemnifying Party.
(ii)Failure by the Indemnifying Party to notify the Indemnitee of its election to defend any such action by the Liability Notice Deadline Date shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such Claim, its obligations hereunder as to such Claim shall be limited to taking all steps necessary in the defense or settlement of such Claim and to holding the Indemnitee harmless from and against any and all losses, damages, expenses and liabilities awarded in any such proceeding or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Claim.
(iii)The Indemnifying Party shall not, in the defense of any such Claim, consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), except that no consent of the Indemnitee shall be required if the judgment or proposed settlement: (i) involves only the payment of money damages to be paid by the Indemnifying Party and does not impose any injunction or other equitable relief upon the Indemnitee, (ii) includes as an unconditional term thereof a full dismissal of the litigation or proceeding with prejudice and the delivery by the claimant or plaintiff to the Indemnitee of a release from all liability with respect to such claim or litigation, and (iii) does not by its terms attribute liability to the Indemnitee.
In no event will the Indemnitee consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

The Indemnitee will cooperate fully with the Indemnifying Party in the conduct of any proceeding as to which the Indemnifying Party assumes the defense hereunder. Such cooperation shall include: (i) providing the Indemnifying Party and its counsel access to all books and records of the Indemnitee to the extent reasonably related to such proceeding; (ii) furnishing information about the Indemnitee to the Indemnifying Party and their counsel; (iii) making employees available to counsel to the Indemnifying Party; and (iv) preserving the existence of and maintaining all books and records of the Indemnitee or any other Indemnified Party that is an entity that may reasonably be deemed to be potentially relevant to any such proceeding until the proceeding is finally concluded.
3.Remedies Cumulative. The remedies provided to an Indemnified Party herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnifying Party or his or its respective heirs, successors or assigns. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.
ARTICLE X
ARTICLE XITERMINATION
1.Termination. This Agreement may be terminated as follows, at any time prior to the Closing:
(a)by written agreement of the parties;
(b)by either party if the Closing has not occurred by December 31, 2015, except that the right to terminate this Agreement in accordance with this clause (b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;
(c)by either party if a Governmental Authority issues a non-appealable final Order having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, except that the right to terminate this Agreement pursuant to this clause (c) will not be available to any party whose failure to comply with this Agreement has contributed materially to the issuance of that Order;
(d)by the Buyer, if any representation of the Seller set forth in this Agreement was inaccurate when made or becomes inaccurate as of the Closing Date; and
(e)by the Seller, if any representation of the Buyer set forth in this Agreement was inaccurate when made or becomes inaccurate as of the Closing Date.
2.Effect of Termination. If this Agreement is terminated in accordance with Section 6.1, all provisions of this Agreement will cease to have any effect, except that if this Agreement is terminated by a party because another party fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement or because any representation of another party set forth in this Agreement was inaccurate when made or becomes inaccurate such that the representations are inaccurate on the Closing Date, the terminating party’s right to indemnification under Article V will survive that termination unimpaired.

ARTICLE XII
NON-COMPETE; NON-SOLICITATION.
1.Non-Compete. If Buyer exercise its right to purchase the Trademark, then for a period commencing on the date the option is exercised and for the subsequent three years (the “Non-Competition Period”), Seller shall not, directly or indirectly, either for itself or any other person, own, manage, control, materially participate in, invest in, permit her name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which develops, markets, or sells or sells products that are directly competitive with those sold by the Buyer or intended to be sold by the Buyer (collectively, a “Competitor”).
2.Scope. If, at the time of enforcement of this Paragraph 10, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.
3.Independent Agreement. The existence of any claim or cause of action of Seller against Buyer or any of its subsidiaries or affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

ARTICLE XIII
ARTICLE XIVMiscellaneous
1.Reasonable Efforts. Subject to the conditions of this Agreement, each of the parties shall use the efforts that a reasonable person in the position of the promisor would make so as to achieve that goal as expeditiously as possible (“Reasonable Efforts”) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable including but not limited to (i) taking such actions as are necessary to obtain any required approval, consent, ratification, filing, declaration, registration, waiver, or other authorization and (ii) satisfying all conditions to Closing at the earliest possible time.
2.Transaction Costs. Each party shall pay its own fees and expenses (including without limitation the fees and expenses of its representatives, attorneys, and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this Agreement.
3.Assignment. No party may assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the other party.
4.Binding. This Agreement binds, and inures to the benefit of, the parties and their respective permitted successors and assigns.
5.Governing Law. The laws of the State of California (without giving effect to its conflict of laws principles) govern all matters arising out of this Agreement, including without limitation tort claims.
6.Entirety of Agreement. This Agreement constitute the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.
7.Further Assurances. Each party shall execute and deliver such additional documents and instruments and perform such additional acts as the other party may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the transactions contemplated hereby, and to effectuate the intent of this Agreement.
8.8    Jurisdiction; Service of Process. All disputes arising out of this Agreement shall be settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The number of arbitrators shall be three, the place of arbitration shall be California, and the language of the arbitration shall be English and the governing law shall be the laws of the State of California.
8.9    Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:
(a)personal delivery, in which case delivery will be deemed to occur the day of delivery;
(b)certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or
(c)next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.
In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:
If to the Seller:
Smart Kids, LLC
150 Pico Boulevard
Santa Monica, California 90405

If to Buyer:
Athena Brands, Inc.
7620 Miramar Road, Suite 4200
San Diego, California 92126

8.10    References to Time. All references to a time of day in this Agreement are references to the time in the State of California.

8.11    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
8.12    Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.
8.13    No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns. The undersigned are signing this Agreement on the date stated in the introductory clause.
SMART KIDS, LLC

By:     /s/ Thomas Arndt
Name: Thomas Arndt
Title: Managing Member

ATHENA BRANDS, INC.

                    By:    /s/ V. Scott Vanis
Name: V. Scott Vanis
Title: Chief Executive Officer
SCHEDULE A

ASSETS

Kids 50 Trademark (USPTO Registration No. 4,332,749)

Assignment of License Agreement between GabbaCaDabra, LLC and Smart Kids, LLC for
Use of the “Yo Gabba Gabba” trademark

Yo Gabbn Gabba
Standard Terms and Conditions
WHEREAS GabbaCaDabra LLC of 15000 Ventura Blvd} 3 rd Floor, Sherman oaks, CA "403 ("Licensor") and
SaddleSprings Beverage Company, Inc. ("SaddÆeSprings") entered into an agreement dated November 21, 201 1 (the "Deal Memo"), the parties hereby agree as foiiows:

A.	All of the rights and obligations of SaddleSprings under the Deal Memo are hereby assigned to Smar{KIDS, LLC of 1990 S Bundy Drive, Suite 390, Los Angeles, CA 90025 ("Licensee"),

B.	These Standard Terms and Conditions ("Standard Terms") shall be incorporated by reference into the Deal
Memo. The Deal Memo and Standard Tenns shall collectively be referred to as the "Agreement."
1.GRANT OF LICENSE: Subject to the terms and conditions of this Agreement, Licensor grants to Licensee throughout the Territory (defined herein) for (he Term (hereinafter defined ), the exclusive Fight and license to use the trademarks, copyrights, characters, designs, and likenesses described in the Deal Memo as the "Property"), solely in connection with the manufacture, distribution, promotion, advefiisement and sale of the article(s) described in the Deal Memo as "Product Categories" (herein caned the "Licensed Product(s)"). Except us provided herein, Licensor shall not permit any party other than Licensee to use the Property in the manufacture, distribution, promotion, advertisement and sale of or otherwise merchandise the Licensed Products in the Territory. This Agreement does not constitute and may not be used so as to imply the endorsement of the Licensed Products by Licensor. Nothing herein Shali be construed so as to prevent Licensor from either granting any other licenses for the Property (including without limitation, licenses for beverages without juice content or juice flavoring) or from itself using the Property in any manner whatsoever.
2.TERRffORY: Licensee shall be entitled to use the license granted hereunder only in the territory described in the Deal Memo (called the "Territory").
3.LICENSE PERIOD:
(a)Effective Date, The license granted hereunder shall be effective as of the date that the Licensed Products are first commercialized, as specified in the Deal Melno (the "Effective Date").
(b)Initial Term. The initial term of this Agreement shall be for a period of sixty three months from the Effective Date, unless terminated earlier as provided hereunder, (the "Initial Term").
(c)Renewal Terms. This Agreement may be renewed under the following conditions:
(i)First Renewal Term. Provided the aggregate amount of $175,000 in royalties have been earned under paragraph 4(a), for the twelve month period from the forty ninth month through the sixtieth month of the Initial Term ("Initiak Term Minimum Royalties"), this Agreement shall automatically renew for a period of thirty nine months (the
"First Renewal Term"). In the event that royalties eamed during such twelve month period are tess than the initial Term Minimum Royalties, but greater than $87,500 and Licensee pays to Licensor an amount equal to the difference between the
Initial Term Minimum Royalties and the actual amount calculated as eamed during such twelve month period, this
Agreement shall be renewed for a period of thirty three months, provided however, that the amount of such difference shall be paid to Licensor in fuH prior to the end of the Initial Term,
(ii)Second Renewal Term. Provided the aggregate amount of $225,000 in royalties have been earned under paragraph 4(a) for the twelve month period from the twenty fifth month through the thirty sixth month of the First Renewal Term ("First Term Minimum Royalties"), this Agreement shall automatically renew for a period of thirty nine months (the "Second Renewal Term"). In the event that royalties earned during such twelve month period are less than the First Term Minimum Royalties, but greater Chan $168,750 and Licensee pays to Licensor an amount equal to the difference between the First Term Minimum Royalties and the actual amount calculated as eamed during such twelve month period, this Agreement shall be renewed for a period of thirty three months, provided however, that the amount of such difference shall be paid to Licensor in full prior to the end of the First Renewal Term.
(iii)Third and Subsequent Renewal Terms. In the third and subsequent renewal terms, this Agreement shall be automaticalky renewed for further period of thirty nine months, provided that royalties in an amount equal to 1     of the previous renewal term have been earned during the twelve month period from the twenty fiflh month through the thirty sixth month of such previous renewal term ("Minimum Royalties"). To illustrate, Minimum Royalties in the third renewal term must equal $220,000 ($200,000 times 1 10%) in order for automatic renewal to take place. In the fourth renewal term, Minimum Royalties must equal $242,000, or $220,000 times 110%,
In the event that royalties earned during such twelve month period are less than the Minimum Royalties, but at least 75% of (he Minimum Royalties and Licensee pays to Licensor an amount equal to the difference between the Minimum Royalties and the actual amount calculated as earned during such twelve month period, this Agreement shall be renewed for a further period of thirty three months, provided however, that *he amount of such difference shall be paid to Licensor in full prior to the end of the previous renewal term.
(d)    "Term" shall mean the Initial Term and any renewal terms as provided hereof.

PAYMENT:

Royalty Rate. Licensee shall pay to Licensor a royalty equal to 3% of Net Sales (as defined herein) frotn the commencement of commercial production for a period of eighteen months; and thereafter at the rate of 5% of Net Sales through the date of termination of the Agreement. The tenn "Net Sales" shall mean the gross amount of sales of Licensed Product at the invoiced selling price, net of only:

(i)	reasonable and customary quantity discounts;

(ii)	reasonable and customary discounts for early payments;

(iii)	sales to Licensor, its affiliates, agents and representatives; and

(iv)	actual Rturns for credit not to exceed two percent (2%) of sales in any quarterly reporting period.
No deduction shall be made by Licensee for uncollectible accounts, markdowns, vendor chargebacks or other discounts not expressly set forth in Paragraph 4(a)(i) above, or for costs incurcd in manufacturing, selling, distributing, advertising Licensee's taxes, if any, including, but not limitcd to, sales, inventory, income, value-added and use taxes on sales of Licensed Products or Royalties, shall bo payable by Licensee and shall not be deducted from Royalties.
If any Licensed Products are shipped to Licensee's customers on an FOB basis (i.e. where the eustomer incurs all freight and duty charges after the goods are delivered to the originating port of shipment), the royalty payable by Licensee on its sales of such Licensed Products will be based on a rate that is two percent (2%) higher than the royalty rate set forth in the Deal Memo with respect to such Licensed Products.
(a)Periodic Statements. Within twenty (20) days after the end of the calendar quarter in which the initial shipment of Licensed Products is made, and thereafter within twenty (20) days after the end of each calendar quarter, Licensee Shau furnish to Licensor (in a form to be supplied by Licensor, or in tlie absence thereof, in a form acceptable to Licensor) complete and accurate statements certified to be accurate by Licensee showing the number, description, gross sales price, itemized deductions from gross sales price, and the Net Sales of each Licensed Product sold by Licensee and any returns made during the period* together with a computation of the royalties due. Licensee shall provide such statements to Licensor whether or not any of the Licensed Products have been sold during said period commencing with the calendar quarter in which the initial Licensed Products shipment occurs. AIE information shall be shown separately, where applicable, for each country within the Territory. Licensee agrees that royalty reports will indicate clearly (by name or character or similar description) the Licensed Products sold and will be given in sumcient detail to enable Licensor to royalties by Licensed Products. It is understood that timely rendering of all statements required hereunder is essential under the terms of this Agreement.
(b)Royalty Payments. Licensee shall remit the royalties due for each caEendar quarter within twenty (20) days aner the end of each calendar quarter, and payment shall be made with the statement rendered for that quarter. The receipt or acceptance by Licensor of any of the statements hereunder, or any royatties paid hereunder, or the cashing of any royalty check paid hereunder, shall not preclude Licensor from questioning the correctness thereof at any time. In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified by Licensee and Licensee shall make appropriate payment to the Licensor within fifteen (15) days of such discovery.
(c)Records and Audits. At its principal place of business, Licensee shall keep and maintain accurate records of the transactions underlying the statements to be furnished hereunder. Licensee shall allow representatives of Licensor during office hours, upon reasonable notice and at reasonable intervals (not to exceed two times per calendar year), to audit and make copies of such records for the purpose of ascertaining the correctness of such statements. If any such audit shall disclose any deficiency of five percent (5%) or more, Licensee shall pay, in addition to such deficiency, the actual and reasonable cost Of such audit* Upon demand of Licensor, not to exceed two times per calendar year, Licensee shall at its own expense furnish to Licensor a detailed statement signed and verified by Licensee's chief financial officer showing the number, description, gross sales price, itemized deductions from gross price and Net Sales of the Licensed Products covered by this Agreement distributed and/or sold by Licensee (and any of its affiliated, associated, or subsidiary companies) up to the date of Licensors demand. Ail books of account and records shall be kept available for at least three (3) years after the tennination or expiration of this Agreement and the last renewak thereof.
(d)Payments. All payments of royalties hereunder including advance payments and minimum guarantees, shall be made in U.S. Dollars to the order of Licensor or any other person designated in writing by Licensor. In the event Licensee fails to make any payment due hereunder in a timely manner, any such late payment shall bear interest at the prime rate plus 2% of the Licensor's bank calculated from the date such payment was originally due until the date such payment is received by Licensor or by any other party designated by Licensor in writing.

LICENSED PRODUCTS, QUALITY AND APPROVALS:
(a)General Quality. Licensee agrees that the Licensed Products shall;
(i)be of high standard and of such style, appearance and quality so as to protect and enhance the Property and the good wilt pertaining thereto;
(ii)meet Licensor's artistic quahty standards and specifications; and
(iii)be manufactured, soid, distributed, advertised, and promoged in accordance with all applicable U.S. and foreign federal, state and local laws, regulations, and ordinances.

(b)Preapproval of Licensed Products & Related Materials. Before distributing, selling, advertising, or promoting each of the Licensed Products, Licensee shall deliver to Licensor, for each of the Licensed Products free of for Licensor's written approval, the following in the order listed:
(i)sketches;
(ii)finished artwork and final proofs;
(iii)pre-production samples or strike-offs; and
(iv)all other finished cartons, containers, packing and wrapping material, and similar materials upon which the Property appears (collectively the "Related Materials").
At the time of initial shipment of each of the Licensed Products, Licensee shall deliver to Licensor the number of post-production samples of each such Licensed Product set fort!) in the Deal Memo.
(c)PackagingJComponents, Licensor shall have the right to approve how each of the Licensed Products is packaged, and shall have the right to approve which Licensed Products and other products may be packaged fogether; such approval shall not be unreasonably dekyed.
(d)Additional Samples. In addition to the samples provided to Licensor pursuant to Paragraph 5(b), Licensor may request, from time to time, up to twelve (12) samples per year, individual random samples of each Licensed Product and the Related Materials. Samples for evaluation purposes shall be provided at no cost to Licensor, FOB Licensee's plant, in aggregate quantities not to exceed 500 individual packages per SKU.

Notices. Licensee shall cause to appear on or within each Licensed Product and all Related Materials any notice specified by Liconsot.
(0 Advertising, PromotionRl and Display Materials. Before finalizing, using or distributing any advertising, promotional, display or other shni!ar materials bearing the Property, Licensee shall deliver same to Licensor for its prior written approval.
(a)Licensor's Representatives, Licensor will designate representatives to be responsible for timely responses to
Licensee's requests,

Quality Control. Licensee hereby acknowledges that Licensor is not competent to determine whether the Licensed Products are safe for the sale to the public at large or in compliance with any and all laws applicable in the Territory, and any approval given to the Licensed Products by or on behalf of Licensor shall in no way detract from or limit Licensee's obligations pursuant to Paragraph 10.
(b)Marketing Ethics. Licensee acknowledges that Liccnsor has a significant interest in ensuring that the Licensed Products are manufactured, sold, distributed and promoted in accordance with the highest ethical and business standards. Therefore, Licensee, for its own account and on behalf of affiliates and third party manufacturers, if any, confirms that it will strictly comply with the following standards and requirements in exercising any rights hereunder with respect to the manufacture, sale, distribution and promotion of the Licensed Products*
1

Comply with national laws of any country in which Licensed Products, or any components thereof, are manufactured, and comply with any local laws, regulations. or standards applicable to such manufacturing, and any industry standards which have been established in said location (hereinafter, collectively, "Local Manufacturing Laws and Standards").

Not employ children in the Inanufacture, assembly, packaging, or conversion of Licensed Products, or any components thereof, either directly or indirectly, unless such employment is in accordance with Local Manufacturing Laws and Standards with respect to child labor.
(iii) Not use forced or prison labor in the Inanufacture, assembly, packaging, or conversion of Licensed Products, or any convonents thereof, either directly or indirectly.

Ensure that all persons employed in the Inanufacture, assembly, packaging, or conversion of Licensed Products, or any components thereof, either directly or indirectly, have a healthy and safe working environment.
(v) Make best efforts to ensure that fho manufacture, assembiy, packaging, or convcrsi0i1 of Licensed Products, or any components thereof, either directly or indirectly, is done in such a way as to minimize waste, recycle raw materials, properly and safely dispose of any toxic materials, and otherwise maintain sound environmental programs and practices,

Exclusivity. Licensee shall not license, in connection with the "Kids 50" brandi any other preschooi or kid targeted brand during the Term or any extension thereof.

6.    ARTWORK AND OWNERSHIP OP PROPERTY:
(a)Artwork. Licensor shall provide to Licensee, free of charge, access to the oniine style guide that Licensor generalEy makes available to its merchandise licensees, All artwork and related material on the online style guide as well as any original artwork and designs created by Licensee or under Licensee's authority and involving the Properly, (notwithstanding their invention, creation, or use by Licensee)} shall be and remain the property of Licensor; and Licensor shall be entitled to use the same and to license the use of same by others without restriction, Any new art, literary or musical work involving the Property created by Licensee or a third party on behalf of Licensee shall be subject to Licensor's written approval, and shall be created at Licensee's expense. If Licensee creates or engages a third party to create any such art, literary or musical work in connection with the Property, then Licensee shall obtain a agreement with the third party that any copyrights, tradelnarks, setvice marks, design rights or other similar rights of ownership arising from such work shall be the sole property of Licensor, and Licensee shall, at Licensee's expense, do all things necessary to ensure that such rights ftllly and irrevocably vest in Licensor. Such written agreement and/or assignment from Licensee or a third party shall be provided by Licensee to Licensor upon request. Licensee agrees that any such artwork and Related Materials shall be considered "work made fot hire" as that term is defined in The Copyright Act of 1976, as a work created as a contribution to a collective work, a supplementary work, a compilation, or otherwise; provided, however, that if and to the extent any such artwork and Related Materials shall not be considered "work for hire", Licensee hereby assigns any and ell of its right, title, and interest in such artwork and Related Materials to Licensor and shall take all steps reasonably necessary to assist Licensor to effectuate such assignment.
(b)Ownership of Property.
(i)Licensee recognizes all of Licensors rights and interests in and to the Property, and that all use of the Property licensed hereunder inures to the benefit of Licensor or its grantor(s). Licensee shall not take any action which may harm or adversely affect Licensor's rights or goodwill in the Property, including without limitation using or registering a name or mark which is identical to or confusingly similar to any name or mark included in the Property, and, further, Licensee shall not during the Term or 8t any time after expiration or termination of this Agreement, challenge the validity of Licensor's ownership of the Property. Licensee's use of any other marks ("Ancillary Marks") shall be used at Licensee's own risk, and Licensee shall take any and all precautions deemed appropriate to ensure that any use by Licensee of Ancillary Marks does not constitute an infringement of another's rights. Licensee shall fully indemnify Licensor against any claim, suit, loss or damages, including reasonable fees, arising out of use of Ancillary Marks.
(ii)No right, title, or interest, in and to the property except the license interest granted by Paragraph I hereof, is transferred by this Agreement. Licensee hereby assigns, transfers and conveys to Licensor or its grantor(s) all trademarks, service marks, trade dress, copyrights, equities, good will, titles or other rights in and to the Property which may have been obtained by Licensee or which may have vested in Licensee as a result of its activities under this Agreement, and Licensee will, at Licensor's expense in connection with the preparation thereof, execute any instruments reasonably requested by Licensor to confirm the foregoing, including the documents referenced in Paragraph 9 of this Agreement. No consideration other than the mutual covenants and consideration of this Agreement shall be necessary for any such assignment, transfer or conveyance,
(iii)Licensor shall acquiæ no right, title or interest in or to any trademarks, service marks, trade dress and/or copyrights owned by Licenscc and used by Licensee in connection with the Licensed Products as set forth in Exhibit B hereto ("Licensee VIP"), which rights to such Licensee IP shall be and remain those of Licensee in connection with the Licensed Products as set forth in Exhibit B hereto ("Licensee IP"), which rights to such Licensee iP shall be and remain those of Licensee,

DISTRIBUTION:
(a)Channels of Distribution. Licensee shall diligently and continuously manufacture, sell, distribute, advertise, and promote the Licensed Products during the Term, and shall make and maintain adequate arrangements for the distribution of the Licensed Products solely the Channels of Distribution, Licensee shall offer the Licensed Products for sale in substantia} quantities by the marketing date specified in the Deat Memo, if any, with delivery within a reasonable time thereafter, including at least one of the Licensed Products in each of the categories listed in the Deai Memo.
(b)Sale/Distribution. With regard to the sale and distribution of the Licensed Products covered by this Agreement, Licensee agrees as follows:
(i)Licensee shall sell and distribute the Licensed Products outright and not on an approval, consignlnent, or guaranteed sale or return basis;
(ii)except with the prior written consent of Licensor, Licensee shall not directly or indirectly sell or distribute the Licensed Products for Promotional Purposes (defined below).
(iii)except with the prior written consent of Licensor, Licensee will not use, or knowingly permit the use of, the Licensed Product as a Premium (defined herein). The term "Premium" includes, but is not limited to, free or self-liquidating items offered to the public in conjunction with the sale or promotion of a product or service, including tramc building or continuity visits by tho consumcr/customer, or any similar scheme or device, the prime intent of which is to use the Licensed Product(s) in such a way as to promote, publicize and/or sell the products, services, or business image of the third party company or manufacturer. "Premium" also includes distribution of the Licensed Products for retail sale through distribution channels offering earned discounts or *'bonus" points based upon the extent of usage of the offeres product or service; and

(iv)in tho event that any sale is made at a special price to any of Licensee's subsidiaries or to any other person, finn or corporation related in any manner to Licensee, or its officers, directors, or major stockholders* there shall be a royalty paid on such sales bascd upon the price generally charged the trade by Licensee.

Promotional Uses, Licensee will be the sole and exclusive supplier of the Licensed Products to Licensor for Promotional Purposes. "Promotional Purposes" shall be defined to include any of the following, regardless of whether the product(s) is given away free or a fee is charged to the end consumer: promotions including on-pack promotions, in-pack promotions, instant win games, tours or exhibitions; and any other premium or promotion; any giveaway; any sweepstakes or contest; any mail order; any movie, video, or show, or record-related promotion, prcmium, or publicity; or any other similar type of publicity. Licensee shall not, without Licensor's prior written consent, sell and distribute the Licensed Products to jobbers, wholesalers, distributors, retail stores or merchants whose sales or distribution are or will be made for publicity or promotional tiein purposes, combination sales, premiums, giveaways or similar methods of merchandising. Licensee specifically acknowledges that Licensor may exercise its rights contained in this Subparagraph (c) concurrently with the rights exercised by Licensee under this Agreement. Licensor specifically reserves all other rights with respect to the Licensed Products for any and all other channels of trade and/or modes of distribution and delivery including but not limited to, premiums, promotions, give-aways, direct maiVdirect response, electronic/lnternet shopping, TV shopping, mail-order/catak)g shopping, vending machines, amusement and theme parks and merchandising thereof, live stage show and Inerchandising thereof, theatrical motion pictures and merchandising thereof and fan clubs and merchandising thereof.
Distributors/Channels of Distribution. Licensee shall advise all of its distributors of the Channels of
Distribution set forth in this Paragraph and use its best efforts to ensure that none of its distributors sell or offer for sale Licensed Products outside of those Channels of Distribution. Licensee shall sell and distribute the Licensed Products only to jobbers, wholesalers and distributors for sate and distribution to retail stores and merchants onbt in the Territory, and directly to retail stores and merchants for salo and distribution direct to the public only in the Territory ('Channels of Distribution"). For the avoidance of doubt, Deep Discount Stores (as defined herein) are expressly excluded from the authorized Channels of Distribution. "Deep Discount Stores" shall mean stores that offer for sale primarily discounted items that are typically surplus, liquidated, out of season, discontinued, salvaged, part of an odd or partially damaged lot of goods, etc. and include without limitation Odd Lot, Dohar Stores, Jacks $.99 Stores* etc, Deep Discount Stores do not include nationat mass retailers (e.g„ WalMart, Target, Kohl's, Best Buy, etc.), regional mass retailers (e.g., Caldor, Ames, Bradlees, etc,) or warehouse clubs (e.g., Costco, Sam's Club, etc.), In the event Licensor or Licensee obtains know}edge of any sale of Licensed Products by a distributor outside of the Channels of Distribution, the knowledgeable party shall immediately provide written notice to the other patty of such unauthorized distribution. Licensee shall have a thirty (30) day cure period aner the date of notice to stop the alleged unauthorized distribution or, if not immediately stoppable, demonstrate to the sole satisfaction of Licensor Licensee's on-going efforts to address the situation. Notwithstanding the foregoing, Licensee may sell to Deep Discount Stores during the selE„off period upon prior written consent of Licensor.
(e)    Suggested Retail Price. Licensee agrees to keep Licensor, at Licensor's request, advised of the wholesale and suggested retail prices at which Licensee sells the Licensed Products covered hereunderr

1.	LICENSOR$S LIMITED WARRANTY:
(a)Licensor represents and warrants that it holds all such rights and interest in the Property, and has due authority, as required to pennit Licensor to enter into this Agreement, Provided that Licensor shall be given prompt notice of any such claim and fun authority to defend, settle or otherwise control such litigation, and provided Licensee shall have used the Property solely in accordance with the terms and conditions provided herein and cooperates fully with Licensor in conducting the litigation. Licensor will defend at its own cost and expense any action or claim of infringement arising out of or related to the use of the Property in any manner authorized by this Agreement, or any action brought against Licensee based on any claim that Licensor is not possessed of such right, title and interest in the Property as to be entitled to grant this license, and will indemnify and hold Licensee and its officers and directors harmless against any such claim. If at any time, any of the representations and warranties made by Licensor in this Agreement proves to be inaccurate* Licensor shall immediately notify Licensee in writing and hold Licensee harmless from any consequences thereof, provided required approvals have been granted,
(b)LIMETATION ON WARRANTY. ASIDE FROM THE WARRANTIES NOTED ABOVE, LICENSOR DISCLAIMS ANY EXPRESS OR IMPLYED WARRANTY, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PROPERTY. EXCEPT FOR ANY LIABILITY OF LICENSOR PURSUANT TO PARAGRAPH 86), IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY MATI'ER WHATSOEVER RELATING TO (l) THE USE BY LICENSEE OF THE PROPERTY, OR (2) THE MANUFACTURING} MARKETING, ADVERTISING, DISTRIBUTION, SALE AND/OR PROVISiON BY LICENSEE OF ANY PRODUCTS AND/OR SERVICES UNDER OR IN CONNECTION WITH THE PROPERTY.

2.	PROTECTION OF LICENSOR(S RIGHTS:
(a)Infringements by Third Parties. Licensee Shali promptly notify Licensor in writing of any infringements or imitations of the Properly on Licensed Products similar to those covered by this Agreement which may come to Licensee's attention. Licensor or its grantor shall have the sole tight to commence and/or defend a legal action or negotiate a settlement relating to any alleged infringement of or by the Property. Licensee shall not institute any suit or take any actions on account of any such infringements or imitations without first obtaining the written consent of the Licensor. Licensee shall use its best efforts to give Licensor al} reasonable assistance and co-operation in any such legal action including, but without limitation, executing reasonably necessary documents and giving reasonably necessary testimony to permit Licensor, in its own name and/or on behalf of Licensee or jointly, to commence or defend the legal action. If Licensor wishes to commence litigation iti the name of Licensee or name Licensee as a party to such suit, Licensor shah obtain Licensee's prior written approval, such approval not to be unreasonably withheld. Any out of pocket costs incurred by Licensee in rendering such assistance requested by Licensor shaH be paid for or reimbursed by Licensor, Licensor shah be entitled to any recovery or damages collected as a result of such legal action or negotiated settlement. No settlement by Licensor shall impose a monetauy liability on Licensee without Licensee's consent to such settlement.
(b)Alleged Infringements by Licensor. "Fith respect to any claim or suit that Licensor is not possessed of such right, title, and interest in the Property as to be entitled to grant this license to Licensee, Licensor shall have the option to undertake and conduct the defense of any suit so brought and no settlcment of any such claim or suit shall be made without the prior written consent of Licensor, Licensee agrees to cooperate fully with Licensor in any such action, Any out of pocket costs incurred by Licensee in rendering such assistance requested by Licensor shall be paid for or reimbursed by Licensor.
(c)Copyright Documents. At Licensor's solc cost and expense, Licensee agrees to assist Licensor with protecting Licensor's Property.

3.	LICENSEE WARRANTY AND INDEMNITY:

Licensee Warranty. Licensee expressiy warrants that:

Organization and Good Standing. Licensee is a duly organized corporation, validly existing, and in good standing under the laws of its jurisdiction of charter, having ail requisite power and authority to own its assets and carry on its business as presently conducted. Licensee is not required to be qualified or otherwise authorized to do business as a foreign corporation in any jurisdiction within or without the USA in which failure to qualify would have a material effect upon this Agreement.

Authorization; Validity. The execution, delivery, and perfonnance of this Agreement by Licensee has been duly and validly authorized. This Agreement has been duly and validly executed and delivered by Licensee, and is the legal, valid, and binding obligation of Licensee, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization, and other laws of general application affecting the enforcement of creditors' rights and by the availability of equitable remedies.
(iii) Consents, etc. No approval* consent, waiver, or authorization of, or filing or registration with, any governmental authority or third party is required by Licensee for the execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

Licenses; Compliance. Alt authorizations, consents, approvals, licenses, franchises, and permits required by any govemmental authority under applicable law or regulation or granted by any third party for the ownership or operation of the assets owned or operated by Licensee or for the conduct of its business as presently conducted ("Permits") are in full force and effect* and Licensee is in compiiance With (x) the terms of all Of the Permits; (y) all laws* statutes. and regulations affecting Licensee and its business and assets; and (z) all judgments, orders, rulings, or other decisions of any governmental authority, court, or arbitrator having jurisdiction over Licensee.
(i)Violations. The execution, delivery, and performance of this Agreement do not and will not (w) with or without the giving of notice or tho passage of time, or both, constitute a default, result in a breach of, result in the tennination of, result in the acceleration of perfonnance of, require any consent, approval or waiver (other than those identified herein), or result in the imposition of any lien or other encumbrance upon any property or assets of Licensee under any agreement, lease, or other instrument to which Licensee is a party or by which any of the property or assets of Licensee is bound; (x) violate any Permit described in the preceding subsection; (y) violate any law, statute, or regulation or any judgment, order, ruling, or other decision of any governmental authority, court, or arbitrator; or (z) violate any provision of Licensee's agreements between or among its owners.
(ii)Acts or Omissions. Licensee and its affiliates, shall assume fill responsibility for all acts, omissions and misrepresentations by Licensee arising out of or relating to (x) any and all uses of the Property, (subject to any Licensor liability pursuant to Paragraph 8(a) above); and (y) the manufacture, distribution, sale and advertisement of the Licensed Products.
(a)Licensee Indemnity. Licensee shall indemnify Licensor and shall defend Licensor against, and hold Licensor hannless from, all claims, liabilities, suits, losses, damages, injury, death, and expenses (including reasonable attomeys' fees) brought by a third party against Licensor arising out of or relating to any breach or alleged breach by Licensee of any of its duties, obligations, representations and warnnties set forth herein, including, without limitation, claims based on:
(i)any alleged or actual unauthorized use of any intellectual property right (including, but without limitation, any copyright, patent* trademark, or other intellectual property right) by Licensee in connection with the Licensed Products (except for claims that the Property infringes any patent, or trademark); or
(ii)any alleged or actuat defect in the Licensed Products (including, but without limitation, any claim of product liability); or
(iii)any alleged or actual act or omission by Licensee or Licensee's agents or employees (whether wrongful, negligent, or otherwise) in connection with the Licensed Products or this Agreement.
(b)Defense. Upon notice from Licensor, Licensee shall undertake the defense of any such claim or suit. In such event, Licensor shall have the right
(i)to approve the attomey selected by Licensee, such approval not to be unreasonably withheld;
(ii)to bo kept informed at all tinmes about such claim or suit; and
(iii)to approve any settlement offer or agreeinent (other than one solely for money dainages where Licensee pays the full amount of such settlement), such approval not to be unreasonably withheld.

Licensor shall have the right to retain its own counsel in connection with any claim or suit brought or made as set forth hereinabove, provided that Licensor shall pay ifs own legal expenses in connection therewith.
As used in this Paragraph 10 only, 'Licensor" shan also include the grantor(s), officers, directors, employees and agents of Licensor and its affiliates and the officers, directors and employees of any other indemnitees. This indemnity shall survive the tennination or expiration of this Agreement.
11,    LIMITATION OF LIABILITY: IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR
8
12
8

ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, OR BENEFITS OF USE OR LOSS OF BUSINESS) WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH Loss, HOWEVER CAUSED, WHETHER FOR BREACH OR
REPUDIATION OF CONTRACT, BREACH OF WARRANTY OR NEGLEGENCE. ANY LIABELITY OF L{CENSOR FOR ANY AND ALL CAUSES OF ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS GRANTED HEREN SHALL BE LIMITED TO THE AMOUNT OF ROYALTIES PAID BY LICENSEE TO LICENSOR HEREUNDER.

1.	DEFAULT AND TERMINATION;
(a)Bankruptcy. This Agreement may be terminated by Licensor, in its sole discretion to the fuklest extent permitted by law at the lime Of the occurrence, if:
(i)a petition in bankruptcy is filed by or against Licensee, or if Licensee becomes insolvent* or makes an assignment for the benefit of its creditors or an amngement pursuant to any bankruptcy law; or
(ii)Licensee discontinues its business or if a receiver is appointed for it or its business.
(b)Licensee Infringement. This Agreement may be tenninated by Licensor, in its sole discretion, if Licensee becomes subject to or otherwise involved in any claim or lawsuit of the kind set forth in Paragraph 10 herein, which in the sole judgment of Licensor materially interferes with Licensee's ability to perform its duties and obligations hereunder or harms the reputation of Licensor or the Property.
(c)Unnpproyed Merchandisewnøpproved Distribution. In the event that Licensee ships or sells any Licensed Product that has not been fully approved in writing by Licensor (including written approval of Licensor for the Related Materials) or in the event that Licensee sells, or, subject to the thirty (30) day cure period provided in Paragraph 7(d), any disttibutor of Licensee sells, Licensed Products outside of the Channels of Distribution or the Territory as the case may be, Licensor shall have the right to terminate this Agreement immediately by delivering a written notice to Licensee. In addition to Licensor's rights and remedies at law or in equity or pursuant to this Agreement which rights and remedies shall be deemed to be cumulative and in addition to the rights and remedies set forth herein, Licensee agrees to pay Licensor as liquidated damages and not as penalty a royalty of twenty five (25%) of Net Sales of all such unapproved Licensed Products that have been sold or on any Licensed Products sold outside the Channels of Distribution or the Territory as the case may be. Licensee further agrees to pay Licensor for the cost of an audit to determine the quantity of unapproved Licensed Products sold by Licensee ot Licensed Products sold outside the Channels of Distribution or the Territory as the case may bet Licensee shall also immediately cease and desist from selling such unapproved Licensed Products and shall Itcall all such unapproved Licensed Products from wholesalers and retailers. Licensee shall also immediately recall any Licensed Products sold in any unauthorized channels of distribution or un)icensed territory as the case may be from such unauthorized distributors or retailers.
(d)Assignment Without Consent. This Agreement may be terminated by Licensor in its sole discretion, immediately upon written notice if Licensee voluntarily or involuntarily breaches Paragraph 19 of this Agreement.
(e)Failure to Distribute. Licensor shall have the right to terminate this Agreement as provided in and in accordance with Paragraph 7 in the event Licensee rails to distribute the Licensed Products as required by Paragraph 7.
(f)Other Breach. In addition to the other events of default and termination set forth herein, this Agreement may be terminated by a party if the other party breaches any other covenant in a material manner, or fails go perform any of its obligations under the tenns of this Agreement and fails to remedy such breach within thirty (30) days of receipt of writtcn notice Of breach from the non„breaching party (or if such breach is not capable of being cured within such 30 day period despite continuing diligent efforts on the part of the breaching party, such breach has not been cured within 45 days after written notice of such breach); provided however, that with regard to any failure or breach relating to Licensee's obligations with respect to copyright, trademark or service mark notices, product recall, monetary payments or royalty statements, Licensee's cure period shall be thirty (30) days from Licensee's receipt of Licensor's written notice Of breach.

2.	EFFECT OF TERMINATION:
(a)Termination of mght to Sell. the event this Agreement is tenninated as provided above in Paragraph 12, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell* expioit, or in any way dcal with or in any Licensed Products or any Related Materiai. Termination of the license under the provisions of this Agreement shall be without prejudice to any rights which Licensor may otherwise have against Licensee.

Royalties and Minimum Guarantee Due on Terminatton. Upon termination of this Agreement, ail royalties on sales theretofore made shaft become immediately due and payable; no advances against royalties shall be repayable; and the balance of any minimum royalty shall be immediately due and payable.

(a)Attorneys' Fees. In the event that litigation of any nature with respect to the performance, non-perfonnance or breach by Licensee of its duties and obligations hereunder is initiated, then and in such event, the non-prevailing party shall promptly reimburse the prevailing party's for the prevailing party's costs and expenses, including reasonable attorneys' fees, incurred in connection with said litigation.
(b)Reversion of Rights. Upon or aner the expiration or tennination of this Agreement, all Tights granted to Licensee hereunder shall forthwith revert to Licensor, and Licensee shall refrain from further use of the Property or any further reference to it* direct or indirect* or anything deemed by Licensor to be similar to the Property in connection with the manufacture, sale, distribution, or promotion of Licensee's products, except as provided in Paragraph 15 and Licensee shall deliver to Licensor all Related Materials and advertising or promotional materials related to the Property.

(c)Post-Term Obligations. Licensee shall ensure that upon expiration or termination of this Agreement, all artwork, molds, casts, dies, etc. used by or on behalf of Licensee in connection with the manufacture, sale and distribution of the Licensed Products granted herein shall be destroyed or returned to Licensor, in Licensor's sole discretion, and Licensee shall furnish Licensor with sworn affidavits of destruction if Licensor so directs. Additional}y, upon expiration of any applicable Selloff Period, Licensee shall, at Licensor's option, but at its own expense, destroy all remaining stock or inventory of Licensed Products not purchased by Licensor pursuant to Paragraph 15(c) below and shall furnish Licensor with an additional sworn affidavit of such destruction if Licensor so directs, or, alternatively, if Licensor so elects, Licensee shall deliver ait remaining Licensed Products to Licensor at no cost for the Licensed Products, but at Licensor's expense for shipping.
14 e FINAL STATEMENT UPON TERMINATION OR EXPIRATION: Sixty (60) days before the expiration of this Agreement and, in the event of its tennination, ten (10) days aner rcccipt of notice of termination or the happening of the event w'hich terminates this Agreement where no such notice is requited, a statement showing the number and description of Licensed Products covered by this Agreement on hand or in process shall be furnished by Licensee to Licensor. Licensor shall have the right to take a physical inventory to ascertain or verify such inventory and statement, and refusal by Licensee to submit to such physicai inventory by Licensor shall forfeit LicenseeTs right to dispose of such inventory, Licensor retaining all other legal and equitable rights Licensor may have in the circumstances,
15.    DISPOSAL OF STOCK UPON TERMINATION OR EXPIRATION:
(a) Sell-Off. After termination or expiration Of this Agreement, (unless such termination by Licensor is due to a default or material breach of this Agreement by Licensee). and provided that Licensee has fumished the notice and permitted the inspection required in Paragraph 14 above, Licensee may dispose of approved Licensed Products covered by this Agreement which arc on hand or in process at the time notice of termination is received or upon the expiration date,(it being agreed that Licensee may not produce quantities of additional Licensed Products during the last three (3) calendar quarters that are in excess of the then current demand for such Licensed Products) for the sell-off period on a non-exclusivc basis, provided Licensee is not in breach or otherwise in default under this Agreement. All applicable royalties shall bo paid on Licensed Products sold during the sell-off period within twenty (20) days following the expiration of the sell-off period. If this Agreement is tenninated by Licensor due to a default or material breach by Licensee, Licensee shall not haye any right to sell-off any Licensed Products.

Faulty Copyright or Trademark Notices. Notwithstanding anything to the contrary herein, if Licensor terminates this Agreement due to the failure of Licensee to comply with Paragraph 5., Licensee shall not manufacture, sell, or dispose of any Licensed Products covered by this Agreement after its expiration or its termination.

Inventory. Licensor may, at its sole discretion, purchase any or all of Licensee's remaining inventory after the sefl-off period at a price equal to the Licensee's wholesale cost minus 20%.
16, LICENSOR'S REMEDIES: Licensee acknowledges that its failure (except as otherwise provided herein) to cease the manufacture, sale, distribution, advertising, or promotion of the Licensed Products covered by this Agreement or any class or category thereof at the termination or expiration of this Agreement or any portion thereof may result in immediate und irreparable dalnage to Licensor and to the rights of any subsequent Licensee acknowledges and admits that there is no adequate remedy at law for such failure to cease manufacture, sale, distribution, advertising, or promotion, and Licensee agrees that in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunctions and such other and further relief as any court of competent jurisdiction may deem just and propert
1.NOTICES: All notices and statements required under this Agreement shall be in writing addressed to the parties at the addresses above, unless notification of a change of address is given in writing. All notices shall be sent by:
(i)registcred mail, return receipt requested;
(ii)overnight courier (e.g. Express Mail, Fedefal Express); or (iii) telefax or e-mail with a follow up copy by regular mail.
Ali statements of account may be sent by regular mail. The date of mailing shall be deemed the date the notice or statement is recgivcd by a party.
2.RELATIONSHIP BETWEEN THE PARTIES: Neither party shall represent itself as the agent or legal representative of the other party for any purpose whatsoever, and neither party shall have the right to create or assume any obligation of any kind, express or implied, for or on behalf of the other party in any way whatsoever, This Agreement shall not create or bc deemed to create any agency, partnership, or joint venture between the parties.

3.NO ASSIGNMENT OR SUBLICENSE:
(a)No Assignment. This Agreement is personal to Licensee and may not be sold, assigned* delegated, subkicensed or otherwise transferred or encumbered, in whole or in part, including without limitation, by operation of law, without the prior written consent of Licensor, which consent may be withheld by Licensor in its sole discretion. For purposes of detonnining whether an assignment of this Agreement by Licensee (but not by Licensor) has occurred under this Paragraph 19, a merger of Licensee into another business entity or a merger of another business entity into Licensee; the sale or transfer of mote than fifty percent (50%) of the stock of Licensec or substantially all of Licensee's assets, shall be deemed an assignment requiring notice to, and the prior written consent of, Licensor, which consent may be withheld by Licensor in its sole discretion. Any attempted sale, assignment, delegation, sublicense or other transfer or in violation of the preceding sentences shall be deemed null and void, and of no effect, and in such event, notwithstanding anything in this Agreement to the contrary, Licensor shall have the immediates unqualified right to terminate this Agreement in addition to all other rights and remedies it may obtain due to Licensee's breach.
(b)Licensor Assignment. This Agreement may be assigned by Licensor upon written notice to Licensee but without any consent, provided, however, that any such assignment shall not release the Licensor from its obligations to the Licensee under this Agreement.
(c)Third Party Manufacturer. Nothing herein shall be deemed to prevent Licensee from causing the Licensed Products to be Inanufactured by other parties, subject to the terms and conditions of this Agreement. If any manufacturing of the Licensed Products shall be conducted outside the Territory, in addition to any other obligations under this Agreement, Licensee shall advise Licensor in advance of the nmne, address and manufacturing location and any third party contractors shall sign the "Manufacturer's Agreement" set forth in Exhibit A annexed hereto.
(d)Successors and Assigns. Subject to the restrictions against assignment provided above, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns,
4.FORCE MAJEURE: The inability of Licensee to commence or complete its obligations hereunder (other than payment of royalties) by the dates herein required resulting from delays caused by strikes, picketing, insurrection, acts of God, war, emergencies, shortages, or unavailability of materials, limitations ilnposed by exchange control regulations or foreign investments regulations, or other causes beyond Licensee's reasonable control, shall excuse performance during the continuation thereof and extend the period for the perfonnance of the obligations for the period equal to the period(s) of any such deiay(s). Notwithstanding the foregoing, in the event performance by Licensee is suspended for three (3) consecutive months in accordance with this Paragraph 20, then Licensor may, by written notice to Licensee, elect to terminato this Agreement without any liability for either Licensor or Licensee.
5.TIME: Time is of the essence with respect to the obligations set forth in this Agrcement
6.ENTIRE AGREEMENT; This Agreement is intended by tho parties as a final and complete expression of their agreement with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements and understandings relating to it.
7.MODIFICATION AND WAIVER: This Agreement may not be modified and none of its terms may be waived. except in writing signed by both parties. The failure of either party to enforce, or the delay by either party in enforcing, any of its rights shall not be deemed a continuing waiver or a Inodification of (his Agreement.
8.SEPARABILITY: If any pan of this Agreement shall be declared invalid or unenforceable by a coun of competent jurisdiction, it shall not affect the validity of the balance of this Agreement, provided, however, that if any provision of this Agreement pertaining to the payment of monies to Licensor shall be declared invalid or unenforceable, Licensor shall have the right, at its sole option, to terminate this Agreement upon giving not less than ten (10) days written notice to Licensee.
9.GOVERNING LAW/JURISDICTION: The parties agree that this Agreement shall be governed by the laws of the State of Califomia, or where applicable* the laws of the United States as interpreted by federal courts in the state of California, as to all matters, without giving effect to the principles of conflicts of law. Licensor and Licensee agree that any judicial proceeding brought against any of the parties to this Agreement arising from this Agreement or any matter related hereto may be brought in the State Courts situated in, or in the United States District Court located in Los Angeles. Licensee, by execution of this Agreement, hereby accepts for itself the non-exclusive jurisdiction of the aforesaid courts.
10.COMPLIANCE WITH LAWS: Each party agrees that it will at all times compfy with applicable laws and regulations. Without limiting the generality of the foregoing, neither party will export, re-export, transfer Of mako available, directly or indirectly, any regulated items or information to:
(a)anyone outside of the United States in violation of any export laws and regulations of the United States or
(b)otherwise in violation of any laws and regulations of any count.ry or organizations of nations within whose jurisdiction either patty may operate or do business. Licensee shall seek and obtain at its sole expense any necessary regulatory consents and approvals with respect to the Inanufacture or sale of the Licensed Products from any country or organizations of nations outside of the United States within whose jurisdiction Licensee may operate or do business.
11.COUNTERPARTS: Counterpart copies of this Agreement may be executed for the convenience of the parties, and each counterpart shall be deemed to be an original instrument.
12.PARAGRAPH HEADINGS: The headings of the Paragraphs are for convenience only and in no way limit or affect the provisions hereof.
Agreed to and accepted;
GabbaCaDabra, LLC

Name

Agreed to and accepted:
SmartKIDS, LLC

EXHIBiT A
Manufacturer's Agreement

The Licensor: The Licensee: Contract No.:	GabbaCaDabta
Expiration Date: The Licensed Products:	License agreement and this Manufacturer's Agreement (unless sooner terminated or extended) will expire on:
The Property:
Name and address of Manufacturer:
Territory of Manufacture:
Territory of Shipment:
In order to induce Licensor to consent to the manufacture of the Licensed Products by the undersigned fov the Licensee, the undersigned agrees Ghat (unless otherwise authori7Æd by the Licensor, under a similar manufacturer's agreement for another Licensee):
It wilt not manufacture the Licensed Products to the order of anyone but the Licensee, will invoice only the Liccnsco and will not ship to anyone other than the Licensee or Licensee's customers.

1)	It will not subcontract production of the Licensed Products or components which contain the Property without the prior wgitten consent of the Licensor.

2)	rt will not without the prior wuitten consent of the Licensor manumcture merchandise utilizing any of the eopyrighted material and/or trademarks owned by the Licensor other than the Licensed Products.

3)	It will permit the authorized representative of the Licensor to inspect its activities and premises, books of account and invoices relevant to the manufacturc and supply of the Licensed Produces.

4)
It will not publish or cause the publication of pictures of the Licensed Products in any publication or promotional material, nor advertise the fact that it is pemitted to manufacture the Licensed Products,

5)
It will not take any action anticipated to harm or adversely affect Licensor's rights or related goodwill in the Property, nor witl it challenge the validity of or Licensor's ownership of the Property, either during the term of this ManufaeEurer'* Agreement or thereafter.

6)
It will not use any name or mark, other Iban those included in the Property as pennitted hereunder, which is identical to or confusingly similar to any name or mark included in the Property in the manufacture, distribution, sata and/or advertisement or atty goods or setyice,s,

7)	It wilt not register or use in any country any name or mark identicat to or conmsingly similar to any name or mark included in the Property.

8)
Upon expiration or termination of the Agreement, or upon notification by the Licensor, the underiigned manufncturer will immediately cease manufacturing the Licensed Produce and deliver to the Licensor or its authorized representative evidence that the Property has been removed from any molds, plates or other devices used Eo produce the Licensed Products, or in the event removal is not practical or effective, that such molds or plates haye been destroyed.

9)
Licensee acknowledges that Agene and Licensor have a significant interest in ensuring that the Licensed Products are manufactured, sotd, distributed and promoted in accordance with the highest ethical and business standards. Therefore* Licensee, for its own account and on behalf of affiliates and third party manufacturers, if any confirms that it will strictly comply witli the following standards and requirements in exercising any rights hereunder with respect to the manufacture, sale, distribution and promotion of the Licensed Products.

(i) Comply with the national laws of any country in which the Licensed Products, or any components thereof, are manufactured, and comply with any local laws, regulations, or standards applicable to such manufacturing, and any indus!ry seandards which have been eslablished in said location (hereinafter, collectively, 'Local Manufacturing Laws and Standards").

Not employ children in the manufhcture, assembly, packaging, or conversion of Licensed or any components thereof, cither directly or indirectly, unless such employment is in accordance with Local Manufacturing Laws and Standards with respect to child labor.

Not use forced OF prison labor in the manufacture, assemb}y, packaging, or conversion of the Licensed Prodnels, or any components [hereof, either directly or indirectly.

Ensure that all persons employed in the manufacture, assembly, packaging, or conversion of the Licensed Products, or any components thereof, either directly or indirectly, have a healthy and safe working environment,
(v) Make best efforts to ensure that the manufacture, assembly, packaging, or conversion of the Licensed Products, or any componenls thereof, either directly or indirectly, is done in such a Way as to ininimizß waste, recycle raw matecials, properly and safely dispose of any toxic materials, and otherwise maintain sound environmental programs and practices.

Agreed to and accepted:	Agreed to and accepted:	Agreed to and	GabbaCaDabra
	("Licensor*t)	("Licensee")
Name	Narne:

,-ppcz

Title
EXHIBIT B
Licensee IP
SmartKIDS@
KIDS 50
Y Water
Y Bone Water
Y immune Water
Y Brain Water
Y Muscle Water

ASSIGNMENT AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that Smart Kids, LLC, a California limited liability company, with its principal place of business at 150 Pico Boulevard, Santa Monica, California 90405 (“Seller”), for and in consideration of the purchase price provided for in that certain Asset Purchase Agreement, dated March 28, 2016 (the “Purchase Agreement”) between Seller and Athena Brands, Inc., a Nevada corporation with its principal place of business at 7620 Miramar Road, Suite 4200, San Diego, California 92126 (“Buyer”), and other good and valuable consideration in full payment for the assets hereinafter specified, the receipt and sufficiency of which is hereby acknowledged, has granted, bargained, sold and by these presents does grant, bargain, sell, convey and deliver to Buyer, and its successors and assigns, the assets set forth below (collectively, the “Assets”):

The property is described as follows:

All rights to Kids 50 and Yo Gabba, intellectual property, designs, logos, trademarks, likenesses and marketing rights.

TO HAVE AND TO HOLD the said assets unto Buyer, its successors and assigns, to and for its own use, forever.

1.     Seller warrants to Buyer, its successors and assigns, that at the time of delivery of this Assignment and Bill of Sale to Buyer, Seller has good and valid title to said assets and good and lawful right to grant, bargain, sell, convey and deliver said assets as aforesaid and that the title to said assets are as of the date of delivery of said assets to Buyer, free and clear of all claims, liens, pledges, security interests and other encumbrances of any nature whatsoever. Seller further warrants that upon delivery of this Assignment and Bill of Sale to Buyer, Buyer shall have good and valid legal title to the assets described in this Assignment and Bill of Sale, free and clear of all claims, liens, pledges, security interests and other encumbrances of any nature whatsoever.

2.     Buyer shall not assume, pay or discharge or in any respect be liable for any liability, obligation, commitment or expense of Seller, including without limitation, the following liabilities and obligations of Seller incident to, or arising out of:

(a)    the negotiation and preparation of, or performance under the Agreement, this Assignment and Bill of Sale, including, without limitation, costs incurred in connection with the assignment and sale of the Assets;
(b)     any claims, actions, suits, proceedings, liabilities, fines, penalties, deficiencies or judgments existing on the Closing Date or arising any time thereafter as a result of or in connection with the conduct of the business of Seller, including, without limitation, the ownership or use of the Assets by Seller and Seller’s conduct of its business up to and including the Closing Date; or
(c)     any tax liabilities of any nature whatsoever of Seller on account of the Agreement or this Assignment and Bill of Sale or the operations of Seller up to and including the Closing Date.
3.     Seller agrees to execute and deliver to Buyer such other docu-ments and instruments of sale, conveyance, transfer and assignment, satisfac-tory in form and substance to Buyer, as may be reasonably requested by Buyer in order to effect Seller’s assignment of the Assets hereunder.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the March 28, 2016.

SMART KIDS, LLC

By:      /s/ Thomas Arndt
Name: Thomas Arndt
Title:

ATHENA BRANDS, INC.

By:    /s/ V. Scott Vanis
Name: V. Scott Vanis
Title: President

.